Exhibit 4.48

The Conditional Subscription Agreement relating to the

Subscription of the A Shares under the Non-public Issue of A Shares of China

Southern Airlines Company Limited

The following parties entered into a share subscription agreement (“this Agreement”) as at 29 October 2021 in Guangzhou, Guangdong Province, People’s Republic of China:

Party A: China Southern Airlines Company Limited

Address: Unit 301, 3/F, Office Tower Guanhao Science Park Phase I, 12 Yuyan Street Huangpu District, Guangzhou, Guangdong Province

Legal Representative: Ma Xu Lun

Party B: China Southern Air Holding Limited Company

Address: Guangzhou Baiyun International Airport, Guangdong Province

Legal Representative: Ma Xu Lun

(The parties above are collectively referred to as the “Parties”, and each as “Party” hereinafter)

Whereas:

1.

Party A is a joint stock limited company incorporated and validly subsisting under the laws of the PRC, whose shares are listed and traded on the Shanghai Stock Exchange and The Stock Exchange of Hong Kong Limited. As of the date of this Agreement, the registered capital of Party A is RMB6,948,416,728, and the total share capital is 16,948,416,728.

2.

Party B is a state-owned holding company incorporated and validly subsisting under the laws of PRC and is the controlling shareholder of Party A. As of the date of this Agreement, Party B directly holds 8,600,897,508 A Shares of Party A and indirectly holds 2,279,983,577 H Shares of Party A, accounting for 64.20% of the total issued share capital of Party A;

3.	Party A intends to increase its registered capital by non-public issue of A Shares. Party B intends to subscribe for all A Shares of Party A issued under this non-public issue in cash.

In witness whereof, the parties hereby enter into this Agreement to clarify their rights and obligations in connection with the subscription of A Shares issued under this non-public issue after friendly negotiation.

Section I Definitions and Interpretation

1.1	In this Agreement, the following terms shall have the following meanings, unless otherwise agreed:

1.1.1

“This Agreement”, refers to the Conditional Subscription Agreement relating to the Subscription of the A Shares issued under the Non-public Issue of A Shares of China Southern Airlines Company Limited entered between the parties on 29 October 2021.

1.1.2

“A Shares issued under the non-public issue”: refers to all A Shares issued by Party A to Party B by way of non-public issue in accordance with this Agreement as the subject purchased by Party B, with a par value of RMB1.00 each under requirements of this Agreement.

1.1.3	“Non-public issue of A Shares”: refers to the issuance by Party A of A shares to Party B by the way of non-public issue.

1.1.4	“Completion of the non-public issue”: refers to the date on which A Shares issued under the non-public issue are registered under the name of Party B in the CSDC.

1.1.5	“Price Benchmark Date”: refers to the price benchmark date of the non-public issue of A shares.

1.1.6	“Company”: refers to Party A, China Southern Airlines Company Limited.

1.1.7	“CSAH”: refers to Party B, China Southern Air Holding Limited Company.

1.1.8	“CSRC”: refers to China Securities Regulatory Commission.

1.1.9	“SSE”: refers to Shanghai Stock Exchange.

1.1.10	“CSDC”: refers to Shanghai branch of the China Securities Depository and Clearing Corporation Limited.

1.1.11

“General Mandate”: refers to an unconditional general mandate granted to the board of directors at the 2020 annual general meeting of the Company held on 30 June 2021, to separately or concurrently, allot, issue, and deal with additional A Shares and H Shares of the Company and to make or grant offers, agreements or options in respect thereof, with the number of shares not exceeding 20% of the aggregate number of each of the existing A Shares and H Shares in issue as at the date of the relevant resolution to be proposed and passed at the annual general meeting. The General Mandate is valid until the earlier of the conclusion of the 2021 annual general meeting of the Company; or the expiration of the 12 months period following the passing of the relevant resolution; or the revocation or variation of the authority given to the board of directors of the Company under the resolution by a special resolution in general meetings.

1.2	Interpretation

1.2.1	The headings of this Agreement are for ease of reference only and shall not be used to interpret this Agreement.

1.2.2	All references to an article, section , paragraph, annex or appendix shall be subject to the articles, sections, paragraphs , annexes or appendices of this Agreement.

1.2.3	“Including” as used in this Agreement refers to “including but not limited” whether or not it is followed by “but not limited”.

Section II Share Subscription Arrangement

2.1

The parties agrees that, the Price Benchmark Date of this non-public issue of A Shares shall be the date of the announcement of the resolutions of the third meeting of the ninth session of the board of directors of the Company.

The issue price of this non-public issue of A Shares shall be the higher of the 90% of the average trading price of the A Shares in the 20 trading days immediately prior to the Price Benchmark Date, and the latest audited net asset value per Share attributable to equity shareholders of the Company (rounded up to the nearest two decimal places). The average trading price of the A Shares in the 20 trading days preceding the Price Benchmark Date= the total trading amount of A Shares traded in the 20 trading days preceding the Price Benchmark Date/the total volume of A Shares traded in the 20 trading days preceding the Price Benchmark Date. The mentioned net asset value per Share will be adjusted in case of ex-right or ex-dividend events including distribution of dividend, bonus issue, rights issue, and transfer to share capital from capital reserve during the period from the balance sheet date of the Company’s latest audited financial report to the date of issuance.

Based on the abovementioned pricing principles, the price of the Shares under this non-public issue of A Shares is RMB5.60 per Share.

The issue price of this non-public issue of A Shares will be adjusted in case of ex-right or ex-dividend events including distribution of dividend, bonus issue, rights issue, and transfer to share capital from capital reserve during the period from the Price Benchmark Date to the date of issuance.

The adjustment formula are set out as follows:

When distributing cash dividends only, the adjustment formula will be: P1 = P0–D

When issuing bonus shares or capitalising capital reserve, the adjustment formula will be: P1 =P0 /(1+N)

When conducting rights issue only, the adjustment formula will be: P1=(P0+A×K)/(1+K)

When distributing cash dividends, issuing bonus shares or capitalising capital reserve, and conducting rights issue were performed simultaneously, the adjustment formula will be: P1=(P0–D+A×K)/(1+K+N)

Whereas, P1 represents the adjusted issue price; P0 represents the issue price before adjustment; D represents cash dividends per Share; N represents the number of bonus shares per Share or number of Shares resulting from capitalisation of capital reserve to be issued for each Share; A represents the price of the rights shares; and K represents the number of rights shares to be issued for each Share.

Based on the abovementioned issue price, Party A will issue 803,571,428 shares under this non-public issue of A Shares, which is not more than 20% of the total share capital of A Shares as at the date of the 2020 annual general meeting of the Company, raising gross proceeds of not more than RMB4,500 million (including RMB4,500 million). Where there are ex-right or ex-dividend events including bonus issue, rights issue, and transfer to share capital from capital reserve during the period from the resolution announcement date of the meeting of board of directors to the date of issuance which led to an adjustment of the issue price, the number of the A Shares to be issued under this non-public issue of A Shares will be adjusted accordingly. The final number of A Shares to be issued under this non-public issue is subject to the approval of CSRC.

2.2	Party B agrees to make a full one-time subscription of all A shares of Party A issued under this non-public issue in cash.

2.3

Party B agrees that, upon the fulfillment of all the “conditions precedent” set forth in section III hereof, it shall irrevocably subscribed for all A Shares issued under the non-public issue in full in accordance with the notice of Party A and agreed by terms of this Agreement and remitted all cash consideration in one lump sum to the bank account designated by Party A in writing.

2.4

The Parties confirm that, after the completion of this non-public issue, Party B shall be entitled to the corresponding rights of A Shares (including the right to income from accumulated profits) and undertake the corresponding obligations according to the actual number of A Shares held by Party B.

Section III Conditions Precedent

3.1	This Agreement shall be effective from the date of fully fulfillment of the following conditions:

3.1.1	The board of directors, general meeting of Party A shall pass the resolution and agree to implement the non-public issue of A Shares under this Agreement;

3.1.2	The board of directors or the authority specified in the articles of association of Party B shall pass the resolution and agree to subscribe for the non-public issue of A Shares under this Agreement;

3.1.3

All licenses, authorizations, permits, consents, approvals and other forms of approvals from the relevant approval authorities, including but not limited to the competent authorities supervising the state-owned assets and CSRC, etc, which allow Party A to carry out the non-public issue of A Shares under this Agreement, have been obtained.

3.2

The Parties shall use theirs best effort to do or urge to do any further necessary actions and matters that may be required in accordance with the applicable laws and regulations to fulfill the conditions precedent in the above terms and non-public issue of A Shares.

3.3

If the conditions precedent set forth above are not satisfied within 12 months from the date on which this Agreement is approved at the general meeting of Party A, and an extension resolution on non-public issue of A Shares is not approved at the general meeting of Party A, this Agreement shall cease to be effective. Neither of the parties shall make any claim against the other party, except for any previous breach of contract. If an extension resolution on non-public issue of A Shares is approved at the general meeting of Party A, this Agreement shall remain in a pending state until all conditions precedent have been satisfied or the validity of the extension resolution has expired.

Section IV Completion of the Non-Public Issuance

4.1 When the CSDC confirms that the subscription of A Shares issued under this non-public issue has been completed and the registration has been completed, this non-public issue under this Agreement shall be completed.

Section V Lock-up Arrangement

5.1

Party B undertakes not to list or transfer all A Shares to be subscribed under the Company’s non-public issue within 36 months from the completion date of this non-public issue of A Shares. The same lock-up requirement is applicable for the A Shares subsequently obtained due to distribution of share dividend, transfer to share capital from capital reserve and rights issue by the Company during the lock-up period.

5.2

In accordance with the relevant laws and regulations and the relevant provisions and requirements of CSRC and SSE, Party B shall issue the lock-up commitment for the target shares subscribed under this non-public issue of A Shares and handle the relevant matters regarding the lock-up.

Section VI Party A’s Undertakings and Warranties

6.1	Party A shall warrant to Party B that:

6.1.1

Party A is a company limited by shares duly registered and validly existing in accordance with the laws of the People’s Republic of China, and meets the legal conditions for non-public issue of A Shares;

6.1.2	Party A shall sign and perform this Agreement:

（1）	It complies with the provisions of its articles of association;

（2）	It has taken or will take the necessary corporate actions to obtain all the necessary authorizations and approvals;

（3）	It will not violate any legal or contractual restrictions binding or affecting Party A.

6.2	Party A warrants that all information provided by Party A to Party B during the negotiations and consultations for the execution of this Agreement is true, accurate and complete.

6.3	Party A undertakes that it will abide by the terms of this Agreement.

6.4

Party A undertakes that it shall bear the economic and legal liabilities arising out of the breach of the warranties and undertakings mentioned above and shall indemnify Party B for the actual losses and expenses incurred thereby.

Section VII Party B’s Undertakings and Warranties

7.1	Party B shall warrant to Party A that:

7.1.1	Party B is an enterprise legal person duly registered and validly existing in accordance with the laws of the People’s Republic of China;

7.1.2	Party B shall sign and perform this Agreement:

（1）	It complies with the provisions of its articles of association;

（2）	It has taken or will take the necessary corporate actions to obtain all the necessary authorizations and approvals;

（3）	It will not violate any legal or contractual restrictions binding or affecting Party B.

7.2	Party B warrants that all information provided by Party B to Party A during the negotiations and consultations for the execution of this Agreement is true, accurate and complete.

7.3	Party B undertakes that it will abide by the terms of this Agreement.

7.4

Party B undertakes that it shall bear the economic and legal liabilities arising out of the breach of the warranties and undertakings mentioned above and shall indemnify Party A for the actual losses and expenses incurred thereby.

Section VIII Default Liabilities

8.1

Any breach of the obligations, undertakings, representations and warranties in this Agreement by either party hereunder shall be deemed as breach of this Agreement. If this Agreement cannot be performed in whole, in part or in time due to the breach of contract by the breaching party, and thus causes losses to the other party, such breaching party shall be liable for compensation.

Section IX Change, Modification and Assignment of this Agreement

9.1	Any change or modification to this Agreement shall be made in writing and agreed upon by the Parties hereto.

9.2	Changes and modifications to this Agreement shall form an integral part of this Agreement.

9.3	Neither party shall assign any part or all of its rights or obligations hereunder without the written consent of the other party.

Section X Entire Agreement

10.1

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes any prior oral or written proposals, representations, warranties, undertakings, letter of intent, memorandum of understanding, agreements and contracts between the Parties. Neither party shall rely on, and shall have no right to rely on, such proposals, representations, warranties, undertakings, letters of intent, memorandum of understanding, agreements or contracts.

Section XI Tax Apportion

11.1	Except as otherwise agreed by the Parties, the relevant taxes incurred in this non-public issuance of A Shares shall be borne by the Parties in accordance with relevant provisions of the state.

Section XII Notice

12.1

Any notice shall be sent in writing by either party to this Agreement under or in connection with this Agreement. Notice shall be deemed to have been served if it is delivered by hand, or by registered mail to the following address, or to any other address to which the recipient has given ten days’ prior written notice:

Party A: China Southern Airlines Company Limited

Address: No. 68 Qixin Road, Bai Yun District, Guangzhou

Postcode: 510403

Recipient: Zhang Xinyuan（张馨元）

Party B: China Southern Air Holding Limited Company

Address: No. 27, Hang Yun Nan Road, Ji Chang Road, Guangzhou

Postcode: 510405

Recipient: Wang Hong Dan（王红丹）

If any notice is served by hand, it shall be deemed to have been served after the recipient has signed for it. If the notice is sent by registered mail, it shall be deemed to have been delivered on the seventh day after it was sent to the recipient’s address.

Section XIII Termination of this Agreement

13.1	On occurrence of any of the following circumstances, this Agreement may be terminated:

（1）	This Agreement shall be terminated by mutual consent of the Parties hereto;

（2）

Either party shall have the right to unilaterally terminate this Agreement by notice in writing if this Agreement fails to meet the conditions precedent of section III or fails to be performed by law, decree, governmental injunction or judicial order.

13.2

In the event of any fault of either party or the fault of both parties resulting in any of the circumstances referred to in the foregoing articles, the offending party shall be liable for the breach in accordance with section VIII hereof.

Section XIV Dispute Resolution

14.1

This Agreement shall be governed by the laws of the People’s Republic of China (excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan for the purpose of this Agreement).

14.2

For any dispute arising from the execution of this Agreement, the Parties shall try to settle by friendly negotiation. If the negotiation fails, either party may initiate a suit to the People’s Court in Guangzhou with jurisdiction.

14.3	The Parties shall continue to perform the provisions of this Agreement, except for the disputed matters submitted in the lawsuit.

Section XV Confidentiality

15.1

Upon the execution of this Agreement, unless prior written consent is obtained from the other party, the Parties shall undertake the following obligations of confidentiality, whether or not the non-public issuance of A Shares hereunder is completed, and whether or not this Agreement is terminated, rescinded, revoked, deemed invalid or fulfilled:

15.1.1	The Parties shall not disclose this Agreement and the transaction hereunder, and any documents related to the transaction (hereinafter referred to as “Confidential Documents”) to any third party;

15.1.2	The Confidential Documents and their contents shall only be used by the Parties for the purpose of the transaction hereunder and shall not be used for any other purpose.

15.2	The disclosure of Confidential Documents by the Parties hereto for the following reasons shall not be restricted by section 15.1:

15.2.1

Disclosure to the parties hereto and the sponsor agencies of the non-public issue of A Shares, intermediary agencies of the non-public issue of H Shares such as financial consultants, accountants, lawyers, underwriters engaged by each party;

15.2.2	Disclosure due to the compliance with mandatory provisions of laws and regulations;

15.2.3	Disclosure due to the mandatory requirements of competent government authorities.

Section XVI Others

16.1	This Agreement shall take effect from the date of signature by the legal representatives or authorized representatives of the Parties and shall come into force in accordance with section III hereof.

16.2

For the matters not mentioned herein, the Parties shall otherwise negotiate and sign a supplemental agreement in writing, and such supplemental agreement shall have the same legal effect as this Agreement.

16.3	This Agreement is made in eight counterparts with each party holding two counterparts, the remaining four counterparts filing with the relevant authorities, and each one has equal legal effect.

(No text below)

(This page is for signature and seal page of the Conditional Subscription Agreement relating to the Subscription of the A Shares issued under the Non-public Issue of A Shares of China Southern Airlines Company Limited without body text)

Party A: China Southern Airlines Company Limited (common seal)

Legal representative or authorized representative: (signature)

29 October 2021

Party B: China Southern Air Holding Company Limited (common seal)

Legal representative or authorized representative: (signature)

29 October 2021